Exhibit 10.105

                      CONTRACT FOR SALE OF REAL ESTATE

      1. PARTIES. This contract is made this 22nd day of October, 2003 by and between IGI, Inc. with its principal address being 105 Lincoln Avenue, Buena, New Jersey, 08310 ["Seller"] and CPB, Inc. with its principal address being 610A South White Horse Pike, Elm, New Jersey, or its designated assignee ["Purchaser"].

      2. AGREEMENT. The Seller agrees to sell and the Purchaser agrees to buy the property described herein according to the terms of this contract.

      3. DESCRIPTION. The property which is the subject matter of this contract is known as 201 South Harding Highway (also known as Block 205, Lot 1 on the Tax Map of Buena Borough) (the "Property") and includes all of the improvements thereon except for the groundwater monitoring wells installed by Seller.

      4    PRICE AND PAYMENT.

      Purchase Price.    The price of the property described is $450,000.00
which shall be paid subject only to the adjustments and apportionments provided in this contract as follows:

(a)   Upon execution of this Contract:                        45,000.00
      Held in an interest bearing trust account by Pearce-Jannerone Real Estate, Inc.
      as escrow agent until
      the time of settlement

(b)   At closing of title by cash, certified or bank        $405,000.00
      cashier's check, the sum of

      Total:                                                 450,000.00

      5. PURCHASER'S ABILITY TO PURCHASE. This Agreement is not contingent upon Purchaser obtaining financing.

      6. TITLE QUALITY. Title shall be good marketable and insurable free and clear of all liens, encumbrances and tenancies and subject only to the items set forth in this agreement. The test of marketability shall be that which will be insured at regular rates by any title company licensed to do business in New Jersey.

Purchaser shall have fifteen (15) days to have a title examination made. In the event the examination discloses any flaw upon the Seller's title to which the Purchaser has not consented, Purchaser must advise the Seller within said fifteen (15) day period. In the event the Purchaser does not so notify the Seller, then Purchaser will be deemed to have accepted the title condition and thereafter may not complain or object to any flaw. If the Purchaser does make a timely objection in writing to the Seller, Seller shall have seven (7) days to remove the flaw. If Seller does not, Purchaser shall be entitled to cancel the contract and obtain a return of its deposit and the interest earned on the deposit and nothing more.

      A lien on the premises which can be satisfied from the proceeds to be paid to the Seller at closing is not such a flaw which will entitle the Purchaser to cancel the contract.

      7.    CLOSING.

            7.1 Closing Date and Place. The closing will take place on or before December 31, 2003 at a title company chosen by Purchaser
      located within a ten mile radius of the Property.   Time is of the
      essence.

            7.2 Seller's Closing Duties. At the closing, Seller will deliver possession of the Property and the following:


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                  (a)   Affidavit of title including a disclaimer of all
            judgments of record not against the Seller;

                  (b) bargain and sale deed with a covenant against tie grantor's acts;

            7.3 Purchaser's Closing Duties. At the closing Purchaser will provide the Seller with cash or a certified or cashier's check for the balance of the purchase price.

            7.4 Closing Adjustments. Sewer charges, taxes, utilities and water charges shall be apportioned as of the day of closing.

      8.    REPRESENTATIONS OF SELLER.  Seller represents to Purchaser:

            8.1 Condemnation. Seller has received no official notice of any condemnation proceedings and has no unofficial information that all or part of the premises might be taken by eminent domain.

            8.2 Ownership. Seller is the owner of the real property included in the sale and will continue to be so until the closing.

            8.3 Environmental Conditions and Disclosures. Seller has disclosed that there is or has been contamination on the Property involving one or more releases of contaminants and that groundwater contamination presently exists which is under and/or has emanated from the Property. Seller agrees to provide Purchaser within 3 days of the execution of this contract by both parties with access to the documents in its possession from its environmental consultant and the New Jersey Department of Environmental Protection concerning the environmental condition of the Property.

      9. CONDEMNATION. If any part of the Property is taken by eminent domain while this contract is in force and prior to the closing, the Purchaser shall be made a party to the proceedings. If the Seller and Purchaser cannot agree on the amount of the award to accept, the amount will be determined by the court and paid to the Seller.

      10. INSPECTION CONTINGENCY; PURCHASER'S ACCESS. Purchaser shall have a period of fifteen (15) days from the date that Seller advises Buyer or its attorney that the environmental documents referred to in Paragraph
8.3 are ready for inspection or copying by Purchaser to conduct an inspection of the property, including, if it wishes, environmental sampling of the premises, all of which shall be at Purchaser's sole cost and expense. Purchaser may cancel this contract within the inspection period if it is dissatisfied with the results of any inspection report or study. In such event, Purchaser shall be entitled to the return of all deposit monies. Purchaser's access to the property shall be conditioned upon its obligation to restore as close as possible the property to the condition to which it was in prior to such inspection and sampling, and upon its further obligation to have Seller named as an additional insured on a fully paid general liability policy and, if sampling is conducted, an environmental liability policy, each having minimum limits for personal injury an property damage of one million dollars ($1,000,000.00). Proof of such coverage shall be supplied to Seller before such inspection or sampling takes place.

      11. CONDITION OF PREMISES. All properties covered in this contract are sold "As Is". Moreover, Purchaser acknowledges that in entering into this contract, it relies upon its own inspections, examinations, testing and governmental inquiries, and not upon any oral or written representation or warranty of the Seller, its agents, servants or employees except as may be provided herein.

            11.1 Purchaser will have had the opportunity to inspect the building located on the property and takes the improvements in a "where is, as is" condition, it being understood that there will be no adjustments of any kind prior to or at closing relative to the condition of the improvements. Moreover, Seller shall have no obligation to repair or upgrade such improvements to conform to applicable building or fire codes or for any other purpose.

      12. SELLER'S ACCESS FOLLOWING CLOSING. Seller shall continue to have access to the Property to monitor and remediate the groundwater emanating from the Property if such access is related to Seller' s obligations under this contract, or its involvement in claims or litigation involving its insurance carriers or other third parties, including, but not limited to, the New Jersey Department of Environmental Protection respecting the environmental condition of the property. Such access shall include, but not be limited to the


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right to conduct sampling on the property. Seller agrees to restore the property as close as possible to its prior condition following such inspection and sampling. Furthermore should any other party to a claim or lawsuit in which the Purchaser may now or in the future be involved seek to inspect and sample the property, Purchaser agrees to allow such inspection and sampling upon the terms provided in this paragraph. These provisions for access shall be placed in the deed given by Seller and shall run with the land.

      13. SELLER'S ENVIRONMENTAL OBLIGATIONS FOLLOWING CLOSING: Seller agrees at its expense following settlement to me to perform the tasks necessary to obtain from the New Jersey Department of Environment a Letter(s) of No Further Action or its substantial equivalent for the soft and groundwater contamination on, under and/or emanating from the Property. Seller's obligation in this regard shall extend only to such contamination which existed as of the date of closing and in the event that discharges of contaminants occur following closing and those discharges increase the cost of the remediation or monitoring, Purchaser shall be responsible for such increased costs. The provisions of this Paragraph shall survive settlement.

      14. RISK OF LOSS. The risk of loss shall be on the Seller until the closing of title.

      15. COMMISSION. Seller agrees to pay a commission of 6 % of the purchase price to Pearce-Jannerone Real Estate, Inc. Said commission shall be deemed earned, due and payable upon closing of title and receipt by Seller of all monies due according to the contract. Each of the parties represents to the other that they were not introduced to each other by any other broker and that no other broker has a claim for a commission on this sale. The parties agree to indemnify and hold each other harmless from all losses for costs including attorney's fees and claims arising out of a breach of this representation. This indemnification agreement shall survive the closing.

      16. ZONING. Seller makes no representation concerning existing zoning ordinances and Purchaser' s intended use of the property.

      17. FLOOD AREA. The federal and state governments have designated certain areas as "flood areas." This means they are more likely to have floods than other areas. If this property is in a "flood area" the Purchaser may cancel this contract within 15 days of the signing of this contract by both parties.

      18. PROPERTY LINES. The Seller states that all buildings, driveways and other improvements on the property are within its boundary lines. Also, no improvements on adjoining properties extend across the boundary lines of this property, This shall not apply to any driveways, fences or hedgerow which may not coincide with title lines.

      19. CANCELLATION OF CONTRACT. If this contract is legally and rightfully canceled, the Purchaser will obtain a return of the deposit and the parties will be free of liability to each other.

      20. RECORDING OF CONTRACT. This contract shall not be recorded by the Purchaser. Recording by the Purchaser shall be deemed a material breach for which Seller shall have the option to cancel the contract and retain the deposit.

      21.   DEFAULT.

      (a) By Seller. If Seller defaults in its obligations under this contract Purchaser may cancel the contract and obtain a return of its deposit or may pursue specific performance provided that an action for same is commenced within 90 days of breach. Purchaser shall have no right to sue for monetary damages.

      (b) By Purchaser. If Purchaser breaches any of its obligations under this contract, Seller may, as its sole remedy, retain the deposit as liquidated damages.

      (c) Before pursuing any remedy for breach, the non-breaching party shall give the other party written notice of said breach and a ten day period to cure; provided that nothing herein shall serve to extend the closing date set forth in paragraph 7.1 of this contract.

      (d) If a party breaches its obligations under this contract and the other party. Seeks redress the non breaching party shall be entitled to recover its reasonable legal fees and other litigation expenses from the breaching party as part of its damages if it prevails in said action.


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      22.   NOTICES.  Notices by the parties to each other shall be sent by regular mail and/or fax to the addresses set forth on page one of this contract.

Copies shall also be sent to the attorneys for the respective parties at the following addresses:

            As to Seller:

            Mitchell Kizner
            Flaster/Greenberg
            1810 Chapel Avenue West, Third Floor
            Cherry Hill, New Jersey 08002-4609

            As to Purchaser:

            John Palladino
            Hankin, Sandman, Bradley and Palladino
            30 South New York Avenue
            Atlantic City, New Jersey, 08401

      23. ASSIGNMENT. If this contract is assigned by Purchaser, the assignee shall be bound by all provisions of the contract.

      24. ENTIRE AGREEMENT. This contract comprises the total agreement between the Seller and Purchaser. Any other Agreement or representation regarding the property described is void.

      25.   COUNTERPARTS.  This contract may be executed in counterparts.

      26. ESCROW AGENT. All deposit monies (the "Deposit") will be held in escrow by Pearce-Jannerone Real Estate Inc., in accordance with the following provisions of this Paragraph:

            (a) The Escrow Agent acknowledges that it will hold the Deposit monies paid by Purchaser hereunder, as escrow agent, in conformity with all applicable laws and regulations and in an interest-bearing Trust Account of the Escrow Agent with a federally insured banking or savings institution. The parties and the Escrow Agent agree that the funds, including all interest thereon, so held by the Escrow Agent shall be applied as follows:

                  (i) If settlement is held, all funds (including interest) so held shall be paid over in Seller, and the amount so paid shall be credited to the Purchase Price.

                  (ii) If settlement is not held by reason of Purchaser's default, all such funds shall be paid over to Seller in accordance with the provisions of Paragraph 21 above.

                  (iii) If settlement is not held because of a default of
            Seller, all such funds shall be paid over to Purchaser in accordance with provisions of Paragraph 21 above.

            (b) The Escrow Agent shall be obligated to disburse the proceeds of the escrow fund, at closing or upon any cancellation or termination of this Contract, only upon the written instructions of both parties, should the Escrow Agent in its discretion request such instruction; and in the absence of such instructions or in the event of any dispute the Escrow Agent shall be and is hereby authorized, but not obligated, to pay the entire amount of the escrow fund into court.

            (c) Within three (3) days of receipt of the Deposit the Escrow Agent shall deposit the Deposit into the Trust Account referred to above, and the Deposit may be withdrawn by the Escrow Agent up to seven (7) days prior to the closing Date.


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      IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals as of the date first appearing on Page 1 of this contract.

                                       IGI, INC., SELLER

WITNESS:

                                       BY:  /s/ Domenic D. Golato
-----------------------------------         -------------------------------


                                       CPB, INC., PURCHASER

WITNESS

                                       BY:  /s/ David H. Bird IV
-----------------------------------         -------------------------------
                                            David H. Bird IV, President


                                       PEARCE-JANNERONE REAL
                                       ESTATE, INC. (As to Paragraph 26
                                       only)

WITNESS

                                       BY:  /s/
-----------------------------------         -------------------------------


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